Exhibit 99(a)

 Welcome to the  2019 Annual Meeting

 Shareholder Assembly Agenda  Some Things To Be Proud OfFranchise Growth and Future PlansIncome Statement and Ratio AnalysisDividends and CapitalQuestions and Answers

 Some Things To Be Proud Of

 Deposit and Loan Growth($-000)

 Number of Branches & Average Size  *Deposits as of 12/31/2018 divided by total branches at 12/31/2018

 TrustCo vs. Peers  *All public owned banking institutions covered by SNL Financial with assets of $2 to $10 billion as of 12/31/2018; peer numbers are the means for the full year 2018 or as of 12/31/2018; ratios as defined by SNL, which may differ from the way we calculate similar ratios.     TrustCo    Peers*     2018    2018           Return on Average Equity  13.05%    10.77%   Return on Average Assets  1.25%    1.23%   Return on Average Risk Weighted Assets  2.36%    1.62%   Tangible Equity to Tangible Assets  9.87%    9.83%   Tier 1 Common Capital Ratio  18.79%    12.80%   Total Capital Ratio  20.05%    14.80%   Efficiency Ratio  53.97%    56.71%

 Dividends & Capital  Increased Dividend: 3.8% to $0.2725 per share2000 to 2018 Dividends Paid: $621.76 million 2018 Dividend Payout Ratio: 42.06%Versus peer mean of 30.08%2018 Dividend / Average Book Value: 5.48%Versus peer mean of 3.08%

 Forward Looking Statements  Safe Harbor Regarding Forward-Looking StatementsThis presentation may contain forward-looking information about TrustCo Bank Corp NY (“the Company”) that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: the Company’s ability to continue to originate a significant volume of one- to- four family mortgage loans in its market areas and to otherwise maintain or increase its market share; the Company’s ability to continue to maintain noninterest expense and other overhead costs at reasonable levels relative to income; the Company’s ability to make accurate assumptions and judgments regarding the credit risks associated with its lending and investing activities; the effects of and changes in, trade, monetary and fiscal policies and laws, inflation, interest rates, market and monetary fluctuations; restrictions or conditions imposed by regulators that may make it more difficult to achieve the Company’s and Trustco Bank’s goals; the future earnings and capital levels of the Company and Trustco Bank and the continued non objection from their regulators to distribute capital, which could affect the ability of TrustCo to pay dividends; the results of supervisory monitoring or examinations by primary federal banking regulators; the perceived overall value of the Company’s products and services by users; changes in consumer spending, borrowing and savings habits; competition, the effect of changes in financial services laws and regulations, real estate and collateral values, changes in accounting policies and practices, changes in local market areas and general business and economic trends and the matters described under the heading “Risk Factors” in our most recent annual report on Form 10-K and our other securities filings. The statements are valid only as of the date hereof and the Company disclaims any obligation to update this information except as may be required by applicable law.  Note: Data in this presentation was obtained from SNL Financial and from the Company’s SEC filings. Ratios use SNL definitions and may differ from definitions used by the Company in its own SEC filings SNL definitions are available upon request.

 2019 Annual Meeting  Thank You for Attending